                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          DURA PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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



                                        [LOGO]




                              DURA PHARMACEUTICALS, INC.
                                   7475 LUSK BLVD.
                             SAN DIEGO, CALIFORNIA  92121



                                    April 16, 1998



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Dura Pharmaceuticals, Inc., which will be held at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, on Thursday, May 21, 1998 at 10:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                             Sincerely,

                                             /s/ Cam L. Garner


                                             CAM L. GARNER
                                             CHAIRMAN, PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER



--------------------------------------------------------------------------------
                                YOUR VOTE IS IMPORTANT

     In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.
--------------------------------------------------------------------------------

                                        [LOGO]




                              DURA PHARMACEUTICALS, INC.
                                   7475 LUSK BLVD.
                             SAN DIEGO, CALIFORNIA 92121

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                     MAY 21, 1998

     The Annual Meeting (the "Annual Meeting") of Stockholders of Dura Pharmaceuticals, Inc. (the "Company") will be held at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, on Thursday, May 21, 1998 at 10:00 a.m., for the following purposes:

     1. To elect five (5) directors to serve two-year terms to expire at the Annual Meeting of Stockholders in 2000.

     2. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 100,000,000 to a total of 200,000,000 shares.

     3. To approve an amendment to the Company's 1992 Stock Option Plan to increase the authorized number of shares of Common Stock available for issuance under the Option Plan.

     4. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

     5. To transact any other business which may properly come before the meeting or any adjournment(s) thereof.

     Stockholders of record at the close of business on March 23, 1998 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company. Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy in the reply envelope provided. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

                                        By Order of the Board of Directors

                                        /s/ Mitchell R. Woodbury

Dated:  April 16, 1998                  MITCHELL R. WOODBURY
                                        SENIOR VICE PRESIDENT, GENERAL COUNSEL
                                        AND SECRETARY

                              DURA PHARMACEUTICALS, INC.
                                   PROXY STATEMENT



                            ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD MAY 21, 1998





     These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of Dura Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. on May 21, 1998 and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders of record beginning on approximately April 16, 1998.

     The mailing address of the principal executive office of the Company is 7475 Lusk Blvd., San Diego, California 92121.

                                  PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.


                            VOTING RIGHTS AND SOLICITATION

     Any stockholder executing a proxy has the power to revoke it at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting or by properly executing and delivering a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who elects to vote his or her shares in person. The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail, but regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone, telegram or facsimile.

     The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 23, 1998 (the "Record Date"). At the close of business on the Record Date, the Company had 46,185,361 outstanding shares of common stock, $.001 par value per share (the "Common Stock"), and no shares of preferred stock, $.001 par value per share (the "Preferred Stock"). Each stockholder is entitled to one vote on matters brought before the Annual Meeting for each share of Common Stock held by the stockholder at the Record Date. Cumulative voting is not permitted. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. For purposes of determining the number of shares voting on a particular proposal, abstentions are counted as shares voting, whereas broker non-votes are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. ChaseMellon Shareholder Services, the Company's transfer agent, will tabulate the votes.

                                      PROPOSAL 1

                                ELECTION OF DIRECTORS

     The Board of Directors of the Company is currently composed of nine members. The Company's Certificate of Incorporation divides the Board into two classes of directors serving staggered two-year terms, with one class of directors to be elected at each annual meeting of stockholders. All of the nominees are now serving as directors of the Company. Unless individual stockholders specify otherwise, each returned proxy will be voted for the election of Messrs. Cook, Garner and Hale and Drs. Blair and Kabakoff, who have each agreed to stand for election to hold office for a term of two years, expiring at the Annual Meeting of Stockholders in 2000, or until a successor is elected and has qualified. The five candidates receiving the highest number of affirmative votes by holders of Common Stock represented and voting at the Annual Meeting will be elected directors of the Company.

     If, however, any of those named are unable to serve, or for good cause decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election.

               THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                        A VOTE FOR THE NOMINEES LISTED HEREIN.

NOMINEES FOR ELECTION TO TERMS WHICH EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2000

     James C. Blair, Ph.D., 58, has served as a general partner of Domain Associates, a venture capital management company, since 1985. Dr. Blair was first elected director of the Company in 1986 and currently serves as a member of both the Company's Compensation Committee and Audit Committee. Dr. Blair is currently a director of Amylin Pharmaceuticals, Inc. ("Amylin"), Aurora Biosciences Corp., CoCensys Inc., Gensia Sicor Inc. ("Gensia"), Trega Biosciences, Inc. ("Trega"), all biopharmaceutical companies, and Vista Medical Technologies, Inc., a medical device company.

     Joseph C. Cook, Jr., 56, has been Chairman and Chief Executive Officer of Amylin since March 1998. He has also been President of Cambrian Associates, LLC since 1994 and has been a principal of Life Science Advisors, LLC ("Life Science Advisors") since it was founded in 1994. Mr. Cook retired as Group Vice President, Global Manufacturing, Engineering and Corporate Quality at Eli Lilly and Company ("Lilly") in 1993. During his 28 years with Lilly, Mr. Cook was Vice President of Sales and Marketing, Chief Financial Officer for Elanco Products Company, and General Manager of a worldwide business unit of Lilly.
Mr. Cook joined the Company's Board of Directors in 1995 and currently serves as a member of the Company's Audit Committee. He is currently a director of Amylin, NABI, Inc., a biopharmaceutical company, and Personnel Management, Inc., a temporary services company.

     Cam L. Garner, 50, joined the Company in 1989 as Executive Vice President of the Company (formerly Immunetech Pharmaceuticals), President of the Company's former subsidiary and a director. He has served as President and Chief Executive Officer of the Company since 1990 and was named Chairman of the Board in 1995. Prior to joining the Company, Mr. Garner served as President of Syntro Corporation, a biotechnology company, from 1987 to 1989. Mr. Garner is currently a director of Safeskin Corporation, a manufacturer of medical supplies, Trega, Spiros Development Corporation II, Inc. ("Spiros Corp. II"), a developer of pulmonary drug delivery systems, and CardioDynamics International Corporation, a manufacturer of medical devices. Mr. Garner received an MBA from Baldwin-Wallace College and a B.S. in Biology from Virginia Wesleyan College.

     David F. Hale, 49, has served as President and Chief Executive Officer of Women First Health Care, Inc. since February 1998. He served as President and Chief Executive Officer of Gensia from 1987 until 1997 and as Chairman from 1991 to 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Incorporated ("Hybritech"), a biotechnology company which was acquired by Lilly in 1986. Mr. Hale was first elected director of the Company in 1986 and currently serves as a member of the Company's Compensation Committee.

     David S. Kabakoff, Ph.D., 50, joined the Company in 1996 as a director and Executive Vice President, and currently also serves as a director, Chairman, President and Chief Executive Officer of Spiros Corp. II. He served as President and Chief Executive Officer of Spiros Development Corporation ("Spiros Corp.") from 1996 to 1997, prior to the Company's exercise of its purchase option to acquire all of the outstanding stock of Spiros Corp. From 1989 to 1996, he was employed by Corvas International, Inc., a biopharmaceutical company, and served in a number of capacities during that time period, including Chief Executive Officer, President, Chief Operating Officer and Chairman of the Board. From 1983 to 1989, Dr. Kabakoff was employed by Hybritech, most recently as Senior Vice President of Research and Development-Diagnostics. He received a Ph.D. in Organic Chemistry from Yale University and a B.A. in Chemistry from Case Western Reserve University.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 1999

     Herbert J. Conrad, 65, served as President of the Pharmaceuticals Division and Senior Vice President of Hoffmann-LaRoche Inc. ("Roche") from 1982 until his retirement in 1993. Mr. Conrad joined Roche in 1960 and held various positions, including Senior Vice President of the Pharmaceuticals Division, Chairman of the Board of Medi-Physics, Inc. and Vice President, Public Affairs and Planning Division. Mr. Conrad was first elected director of the Company in 1994 and currently serves as a member of the Company's Compensation Committee. Mr. Conrad is a director of Gensia, Biotechnology General Corp., a biotechnology company, and UroCor, Inc., a urological diagnostics and therapeutics company.

     Gordon V. Ramseier, 53, has been Executive Director of a private consulting company, The Sage Group, since 1995. The Sage Group provides consulting services to companies in the health care field. Mr. Ramseier has operated a private consulting company since 1994, and also performed such consulting work from 1990 to 1992. Mr. Ramseier served as President and Chief Executive Officer of Onco Therapeutics, Inc. from 1992 until 1994. From 1986 to 1990,
Mr. Ramseier served as President and Chief Executive Officer of the Company.
Mr. Ramseier was first elected director of the Company in 1986 and currently serves as a member of the Company's Audit Committee.

     Charles G. Smith, Ph.D., 70, has operated a private consulting company since 1986 and is currently a consultant for several health care companies. Prior to his consulting work, Dr. Smith served with Revlon Health Care Group as Vice President of Research and Development from 1975 to 1986. Dr. Smith was first elected director of the Company in 1988 and also serves as a member of the Company's Scientific Advisory Board.

     Walter F. Spath, 53, joined the Company in 1988 and currently serves as Senior Vice President, Sales and Marketing, and has served as a director since 1991. Prior to joining the Company, Mr. Spath was Corporate Vice President, Commercial Development, at Searle Pharmaceuticals ("Searle") from 1986 to 1988, where he also served in a variety of sales and marketing positions from 1975 to 1986. Prior to joining Searle, Mr. Spath was a marketing manager at Pfizer Inc. Mr. Spath received an MBA in Marketing from the University of Maryland and a B.S. in Economics from Villanova.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors met a total of nine times and took action by unanimous written consent a total of 13 times during the fiscal year ended December 31, 1997. With the exception of Mr. Conrad, each director attended at least 75% of the aggregate of (i) the total meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the board on which he served (during the periods that he served). Mr. Conrad attended 70% of the aggregate total of such meetings and was advised of all activity associated with meetings he did not attend.

     The Company has a standing Compensation Committee currently composed of three non-employee directors: Dr. Blair, Mr. Conrad and Mr. Hale. The Compensation Committee met once and took action by unanimous written consent a total of three times in fiscal 1997. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The Committee is also responsible for granting stock awards, stock options, stock appreciation rights, and other awards to be made under the Company's existing incentive compensation plan. The Company also has a standing Audit Committee currently composed of the following three non-employee directors: Dr. Blair, Mr. Cook and Mr. Ramseier. During fiscal 1997, the Audit Committee met once. The Audit Committee assists in selecting the independent auditors, designating services they are to perform and maintaining effective communication with those auditors. The Company does not have a standing Nominating Committee or any other committee performing similar functions, as such matters are considered at meetings of the full Board of Directors.


                                      PROPOSAL 2

                        APPROVAL OF AMENDMENT TO THE COMPANY'S
                             CERTIFICATE OF INCORPORATION

     On February 19, 1998, the Company's Board of Directors approved an amendment, subject to stockholder approval, to the Company's Certificate of Incorporation (the "Certificate") in order to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 200,000,000 shares.

     Pursuant to Article IV(A) of the Certificate, the Company is currently authorized to issue 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. If the proposed amendment is approved, the authorized number of shares of Common Stock will increase to 200,000,000. As of March 23, 1998, there were 46,185,361 shares of Common Stock outstanding, and an additional 8,832,644 shares of Common Stock have been reserved for issuance upon the exercise of stock options and warrants. No shares of Preferred Stock were outstanding.

     If this proposal is adopted by the Company's stockholders, paragraph (A) of
Article IV of the Company's Certificate will read as follows:

          (A) CLASSES OF STOCK. The corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock. The Common Stock shall have a par value of $.001 per share and the Preferred Stock shall have a par value of $.001 per share. The total number of shares of Common Stock which the corporation is authorized to issue is Two Hundred Million (200,000,000), and the total number of shares of Preferred Stock which the corporation is authorized to issue is Five Million (5,000,000), which shares of Preferred Stock shall be undesignated as to series.

     The proposed increase in the number of shares of authorized Common Stock will ensure that shares will be available, if needed, for issuance in connection with stock splits, stock dividends, financings, acquisitions and other corporate purposes. The Board of Directors believes that the availability of the additional shares for such purposes without delay or the necessity for a special stockholders' meeting would be beneficial to the Company. The Company does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment.

     No further action or authorization by the Company's stockholders would be necessary prior to the issuance of the additional shares of Common Stock unless required by applicable law or regulatory agency or by the rules of any stock exchange on which the Company's securities may then be listed. The National Association of Securities Dealers, Inc. requires stockholder approval as a prerequisite to continued inclusion of the shares on the Nasdaq National Market in certain situations.

     The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares of the Company caused by the issuance of additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected.

     The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the shares of Common Stock currently authorized and outstanding. Those rights do not include preemptive rights with respect to the future issuance of any additional shares. The proposed amendment to the Company's Certificate will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common stock.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock at the Record Date is necessary to approve an amendment to the Company's Certificate.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
        FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


                                      PROPOSAL 3

                        APPROVAL OF AMENDMENT TO THE COMPANY'S
                                1992 STOCK OPTION PLAN


GENERAL

     The stockholders are being asked to vote on an amendment to the Company's 1992 Stock Option Plan (the "Option Plan"), which amendment was approved by the Board of Directors on February 19, 1998, subject to stockholder approval. The effect of the amendment will be to increase the number of shares available for issuance under the Option Plan by an additional 1,000,000 shares to a total of 8,607,360 shares. The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for approval of the amendment to the Option Plan. The Option Plan, as amended, will become effective immediately upon approval by the stockholders at the Annual Meeting.

     Prior to the amendment, 7,607,360 shares were available for issuance under the Option Plan. The amendment to increase the shares available for issuance was adopted by the Board principally as a result of the public offerings by the Company of (a) $287.5 million principal amount of 3 1/2% Convertible Subordinated Notes due July 15, 2002 which were issued in July 1997, and (b) Warrants to purchase shares of Common Stock which are a component of Units offered by Spiros Corp. II and the Company which were issued in December 1997. An additional 7,259,140 shares of Common Stock may be issued upon conversion or exercise, respectively, of such securities. The Board's intention is to retain approximately the same proportion of shares subject to the Option Plan in relation to the number of shares outstanding.

SUMMARY OF STOCK OPTION PLAN

     The following is a summary of all material terms and provisions of the Option Plan, assuming the amendment discussed above is adopted. The summary, however, does not purport to be a complete description of all of the provisions of the Option Plan. Copies of the actual Option Plan documents may be obtained by any stockholder upon written request to the Secretary of the Company at the corporate offices in San Diego, California.

     OPTION PLAN ADMINISTRATION. The Option Plan is administered by a committee or committees (the "Committee") appointed by the Board from among its members (the "Option Plan Administrator"). Administration of the Option Plan with respect to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will comply with the applicable requirements of Rule 16b-3. The Option Plan Administrator is generally authorized to construe and interpret the Option Plan, to establish appropriate rules and regulations, to select key employees, consultants and independent contractors of the Company and its subsidiaries for participation, and to specify the terms of the options granted under the Option Plan. Members of a Committee may be removed by the Board. The Company will pay all costs of administration of the Option Plan. The cash proceeds received by the Company from the issuance of shares pursuant to the Option Plan will be used for general corporate purposes.

     SHARE RESERVE. The aggregate number of shares available for issuance under the Option Plan may not exceed 8,607,360 shares of Common Stock, subject to adjustment from time to time in the event of certain changes to the Company's capital structure.

     Should any option under the Option Plan expire or terminate prior to exercise or surrender in full (including any option incorporated into the Option Plan from the Company's prior stock option plans), the shares subject to the portion of the option not so exercised or surrendered will be available for subsequent option grants. Shares subject to any option surrendered or cancelled in accordance with the option surrender or cash-out provisions of the Option Plan will NOT be available for subsequent grants.

     ELIGIBILITY. The persons eligible to receive discretionary stock options include all employees of the Company or its subsidiaries, non-employee members of the Board or the board of directors of any subsidiary, and consultants and other independent advisors who provide services to the Company or its subsidiary. Only non-employee members of the Board will be eligible to receive automatic option grants. As of January 31, 1998, seven executive officers, six non-employee Board members, and approximately 642 other employees were eligible to participate in the Option Plan, and the six non-employee Board members were also eligible to participate in the automatic option grant program.

     VALUATION. The fair market value per share of Common Stock on any relevant date under the Option Plan will be the closing selling price per share on that date on the Nasdaq National Market. On March 2, 1998, the closing selling price of the Company's Common Stock was $25.00 per share.

     PER-EMPLOYEE LIMITATION. No more than 1,500,000 shares may be granted to any one optionee over the lifetime of the Option Plan and no more than 400,000 shares may be granted to any one optionee in any fiscal year.

     REPURCHASE RIGHTS. The Committee may include as an option term that the Company (or its assigns) will have the right, exercisable on the optionee's separation from service, to repurchase Common Stock acquired by the optionee upon the exercise of an option. The Committee may also provide for the automatic termination of such a repurchase right.

     GRANTS. Under the general terms of the Option Plan, the Committee may grant either an incentive stock option ("ISO"), which satisfies the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified option ("NQO"), which is not intended to satisfy the requirements of Section 422 of the Code. The Committee may also determine the number of shares of Common Stock issuable under an option as well as the exercise date, the exercise price, and the exercise period of an option. The duration of an option may not exceed ten years, and the exercise price for options may not be less than the fair market value (as defined in the Option
Plan) of the Common Stock on the date of grant of the option, provided that the Option Plan Administrator may fix the exercise price at less than 100% of the fair market value to the extent that the optionee has made a payment to the Company at the time of the grant of the option (including by means of a salary reduction agreement) equal to the amount by which the fair market value exceeds the exercise price.

     Upon exercise, the price of an option is generally payable in full in cash. In the Committee's discretion, the purchase price may be paid: (i) in shares of the Company's Common Stock ("Previously Owned Shares") held for such period of time as may be required in order to avoid a charge to the Company's earnings;
(ii) by means of a same-day sale program, pursuant to which a designated brokerage firm immediately sells shares purchased under the option and pays over to the Company, out of the sales proceeds available on the settlement date, funds to cover the option price plus all applicable withholding taxes; or (iii) by means of a promissory note. The Committee may also permit an optionee to elect to have any withholding tax obligation paid through withholding of shares or by delivery of Previously Owned Shares. In order to assist an optionee (other than the recipient of an Automatic Grant, as hereinafter defined) in the acquisition of Common Stock pursuant to an option, the Committee may also authorize the Company to extend secured or unsecured credit, in an amount sufficient to cover the exercise price and any employment tax liability incurred upon exercise of the option, to an optionee who is also an employee.

     During the lifetime of an optionee, an ISO is exercisable only by the optionee and is not assignable or transferable other than by will or by the laws of descent and distribution following the optionee's death. However, an NQO may be assigned in whole or in part during the optionee's lifetime. The terms applicable to the assigned portion are the same as those in effect for the option immediately prior to such assignment.

     AUTOMATIC GRANTS. Each person who is newly elected or appointed as a non-employee director after the effective date of the Option Plan will receive, on the date of such election or appointment, an NQO for 30,000 shares of Common Stock. On the date of each of the Company's Annual Meetings, each person who
(i) (A) is a continuing non-employee director or (B) is re-elected at the Annual Meeting and (ii) has served as a non-employee director for the immediately preceding 180 days, will receive an NQO for 8,000 shares of Common Stock (collectively, the "Automatic Grant").

     The exercise price of each Automatic Grant will be equal to the fair market value of the Common Stock on the date of grant. The exercise price of an Automatic Grant will be payable in cash or in Common Stock held for such period of time as may be required to avoid a charge to the Company's earnings or by means of a same day sale program, pursuant to which a designated brokerage firm immediately sells shares purchased under the Automatic Grant and pays over to the Company, out of the sales proceeds available on the settlement date, funds to cover the option price plus all applicable employment taxes. The term of the Automatic Grant will be ten years. The Automatic Grant will become fully exercisable one year after the grant date (or immediately upon a Corporate Transaction as described below). Finally, the Automatic Grant will be granted in tandem with a limited stock appreciation right as described below. Options granted under the Automatic Grant program will expire if not exercised within 6 months after the optionee ceases to serve as a director or within 12 months after the optionee ceases to serve as a director due to the optionee's death.

     ACCELERATION OF OPTIONS. In the event of any of the following transactions to which the Company is a party (a "Corporate Transaction"):

     (i) a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state of the Company's incorporation),

     (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company,

     (iii) a reverse merger in which the Company is the surviving entity but in which the holders of securities possessing more than 50% of the combined voting power of the Company's outstanding securities (as determined immediately prior to such merger) transfer their ownership of those securities to a person or persons not otherwise part of the transferor group, or

     (iv) a tender or exchange offer made directly to the Company's stockholders in which any person or related group of persons (other than the Company or any affiliate) acquires beneficial ownership of securities possessing more than 50% of the combined voting power of the Company's outstanding securities, each outstanding option will automatically become exercisable for all of the option shares and may be exercised for any or all of such shares. The Company's outstanding repurchase rights under the Option Plan will also terminate, and the shares subject to such terminated rights will become fully vested, upon the Corporate Transaction. Upon the consummation of the Corporate Transaction, all outstanding options under the Option Plan will terminate and cease to be exercisable, except to the extent assumed by the successor corporation.

     The acceleration of options in the event of a Corporate Transaction may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

     TERMINATION OF SERVICE. Upon the optionee's cessation of employment or service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. However, at any time while the options remain outstanding, the Plan Administrator will have complete discretion to extend the period following the optionee's cessation of employment or service during which his or her outstanding options may be exercised. The Plan Administrator will also have complete discretion to accelerate the exercisability or vesting of those options in whole or in part at any time.

     CANCELLATION/REGRANT PROGRAM. The Plan Administrator will have the authority to effect the cancellation of outstanding options which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant. Automatic Grants are not subject to the cancellation and regrant provisions.

     STOCK APPRECIATION RIGHTS. The Option Plan includes a stock appreciation rights program, pursuant to which one or more optionees may, subject to Committee approval, surrender their outstanding options in return for a payment from the Company in an amount equal to the excess of (i) the fair market value (on the option surrender date) of the shares of Common Stock subject to the surrendered option over (ii) the aggregate option price payable for such shares. The payment may, at the discretion of the Committee, be made either in cash or in shares of Common Stock.

     One or more officers of the Company subject to the short-swing profit restrictions of the federal securities laws may, in the Committee's discretion, be granted limited stock appreciation rights in tandem with their outstanding options. In addition, all Automatic Grants will be made in tandem with the grant of a limited stock appreciation right. Any option with such a limited stock appreciation right in effect for at least six months will automatically be cancelled upon the occurrence of a Hostile Takeover (as defined below), and the optionee will in return be entitled to a cash distribution from the Company in an amount equal to the excess of (i) the Takeover Price of the shares of Common Stock at the time subject to the cancelled option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares.

     For purposes of these option cancellation provisions, the following definitions are in effect under the Option Plan:

          A Hostile Takeover shall be deemed to occur upon the acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of ownership of more than 50% of the Company's outstanding Common Stock (excluding the Common Stock holdings of officers and directors of the Company who participate in this Option Plan) pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders accept.

          The Takeover Price per share shall be deemed to be equal to the GREATER of (a) the Fair Market Value per share on the date of cancellation, or (b) the highest reported price per share paid in effecting the Hostile Takeover. However, if the cancelled option is an ISO, the Takeover Price shall not exceed the clause (a) price per share.

     AMENDMENT AND TERMINATION OF THE OPTION PLAN. The Board may amend, suspend or discontinue the Option Plan at any time. Stockholder approval of amendments to the Option Plan will be required when the amendments are made conditional on such approval by the Board or when such approval is required by law or regulation. Generally, the provisions of the Option Plan concerning Automatic Grants may only be amended once every six months. The Option Plan will terminate December 8, 2002 unless sooner terminated by the Board.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a general description of certain federal income tax consequences of the Option Plan. This description does not purport to be complete.

     The Company will be entitled to a business expense deduction equal to the ordinary income recognized by an optionee on exercise of an NQO. The ordinary income recognized will be equal to the excess of the fair market value of the purchased shares on the date of recognition over the exercise price. Generally, the date of recognition will be the date the option is exercised or, if later, the first date shares acquired on exercise are not subject to a substantial risk of forfeiture.

     The Company will also be entitled to a business expense deduction equal to the ordinary income recognized by an optionee due to a "disqualifying disposition" of stock acquired pursuant to an ISO. A disqualifying disposition occurs if an optionee disposes of the acquired shares within two years of the date of the option grant, or within one year of the date the shares are acquired by the optionee. In the case of a disqualifying disposition, the optionee will generally recognize ordinary income in the year of disposition, in an amount equal to the amount of ordinary income the optionee would have recognized from the exercise of the option had the option been an NQO at the time of exercise.

     To the extent that the aggregate fair market value (determined as of the respective date or dates of grant) of shares with respect to which options that would otherwise be ISOs are exercisable for the first time by any individual during any calendar year exceeds the sum of $100,000, such options will be treated as NQOs.

     If the exercisability of an option is accelerated as a result of a change in control of the Company, all or a portion of the value of the option at that time may be a "parachute" payment for purposes of the Code's "excess parachute" provisions. Those provisions generally provide that if "parachute" payments exceed three times an employee's average compensation for the five tax years preceding the change in control, the Company loses its deduction and the recipient is subject to a 20% excise tax for the amount of the "parachute" payments in excess of such average compensation.

     An optionee who surrenders an outstanding option for a cash or stock distribution from the Company will recognize ordinary income in the year of surrender equal to the amount of the appreciation distribution. The Company will be entitled to a corresponding business expense deduction for the appreciation distribution. The deduction will be allowed in the taxable year of the Company in which the ordinary income is recognized by the optionee.

     On the date an ISO is exercised or, if later, the date shares acquired upon exercise are not subject to a substantial risk of forfeiture, the optionee will generally recognize alternative minimum taxable income in an amount equal to the excess of the fair market value of the purchased shares over the exercise price. An optionee's recognition of alternative minimum taxable income will have no effect on the Company.

ACCOUNTING TREATMENT

     Pursuant to the accounting policy selected by the Company, neither the grant of options to employees nor the exercise of any options will result in any charge to the Company's earnings. The grant of options to non-employees will result in a charge to earnings equal to the fair market value of the options at the date of grant. The number of outstanding options under the Option Plan will be a factor in determining earnings per share.

     Should one or more optionees be granted the unqualified right to surrender their options under the Option Plan for a cash or stock distribution, compensation expense will arise as a charge to the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Common Stock subject to each such surrenderable option has increased from prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price payable for such shares. In the event the fair market value of such shares declines from quarter to quarter, appropriate adjustments to current compensation expense will be made.

OUTSTANDING OPTION GRANTS UNDER THE OPTION PLAN

     The following table shows, as to the Company's Chairman, President and Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and as to the various indicated groups, information with respect to stock options granted during all Option Plan years through February 28, 1998.

                        OPTIONS GRANTED UNDER THE OPTION PLAN

                                                                     All Option Plan Years Through 2-28-98
                                                                     -------------------------------------
                                                                      Number of              Weighted Average
                                                                       Options               Exercise Price
                                                              -----------------------  --------------------------
     Cam L. Garner                                                 1,130,000 (1)                 $10.91
     Director, Chairman, President, Chief Executive
     Officer and nominee for Director

     David S. Kabakoff                                               290,000 (1)                 $31.41
     Director, Executive Vice President,
     and nominee for Director

     Walter F. Spath                                                 445,000 (1)                 $ 9.53
     Director and Senior Vice President,
     Sales and Marketing

     James W. Newman                                                 365,000 (1)                 $15.06
     Senior Vice President, Finance and
     Administration, and Chief Financial Officer

     Charles W. Prettyman                                            295,000 (1)                 $11.54
     Senior Vice President,
     Development and Regulatory Affairs

     All current non-employee directors who are not                  513,000 (2)                 $11.60
     executive officers as a group (6 persons)

     All current executive officers as a group                     2,930,000 (1)                 $14.34
     (7 persons)

     All employees who are not executive officers                  3,512,986 (1)                 $14.41
     as a group

--------------------

(1) Includes options granted to the following individuals or groups which were originally granted in 1996 and which were cancelled and regranted in April 1997 as follows: Mr. Garner, 150,000 shares; Dr. Kabakoff, 20,000 shares; Mr. Spath, 40,000 shares; Mr. Newman, 40,000 shares; Mr. Prettyman, 35,000 shares; all current executive officers as a group, 355,000 shares; and all employees who are not executive officers, 416,275 shares. See discussion concerning the option cancellation/regrant program contained in "Executive Compensation and Other Information -- Ten-Year Information Regarding Repricing, Cancellation and Regrant of Options" and "Board Compensation Committee Report on Executive Compensation -- Compensation Committee Report on 1997 Cancellation and Regrant of Options."
(2) Includes an option to purchase 100,000 shares of Common Stock granted to Life Science Advisors, of which Mr. Cook is a principal, pursuant to a consulting arrangement between Life Science Advisors and the Company. See "Executive Compensation and Other Information -- Director Compensation."

     As of February 28, 1998, options covering 3,712,207 shares of Common Stock were outstanding under the Option Plan, 1,705,746 shares remained available for future option grants (assuming stockholder approval of the increase which forms part of this proposal), and 3,189,407 shares have been issued pursuant to the exercise of outstanding options under the Option Plan.

NEW OPTION PLAN BENEFITS

     Effective as of the 1998 Annual Meeting, the amendment will increase the number of shares authorized for issuance under the Option Plan by 1,000,000 shares to a total of 8,607,360 shares. None of the 1,000,000-share increase has been granted prior to the date of the Annual Meeting.

VOTE REQUIRED FOR APPROVAL OF THE AMENDMENT TO THE OPTION PLAN

     The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting is necessary to approve the amendment to the Option Plan.

                THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE OPTION PLAN.


                                      PROPOSAL 4


                RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 1998. In the event that the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and the stockholders' best interest.

     A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement if he or she desires to do so.

     The affirmative vote of the holders of a majority of shares of Common Stock represented and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

                    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                    A VOTE FOR THE RATIFICATION OF THE APPOINTMENT
                               OF DELOITTE & TOUCHE LLP
                      AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                PRINCIPAL STOCKHOLDERS

     The following are the only persons known by the Company to beneficially own more than five percent of the outstanding shares of its Common Stock as of January 31, 1998.

                                                     Shares Beneficially Owned
                                                  ------------------------------
                  Name and Address
                  of Beneficial Owner                Number (1)      Percent (2)
        ----------------------------------------- --------------- --------------
          Putnam Investments, Inc. (3)              6,054,813          13.2%
          One Post Office Square
          Boston, Massachusetts  02109


          Pilgrim Baxter & Associates, Ltd. (4)     4,303,390           9.4%
          825 Duportail Road
          Wayne, Pennsylvania  19087

------------------------------------

(1) Except as indicated in the footnotes to this table, the entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)  Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).
(3) Pursuant to Amendment No. 1 to Schedule 13G dated January 16, 1998 filed by Putnam Investments, Inc., a parent holding company and a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., and certain of its affiliates, which are investment advisers under the Investment Advisers Act of 1940, as amended (an "Investment Adviser"). Such entities reported shared voting and dispositive power as to these shares.
(4) Pursuant to Amendment No. 3 to Schedule 13G dated January 20, 1998 filed by Pilgrim Baxter & Associates, Ltd., an Investment Adviser, which reported sole voting power as to 3,509,390 shares and shared voting power as to 4,303,390 shares, and sole dispositive power as to all shares.

                         COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Common Stock of the Company as of January 31, 1998, by each director and nominee, each Named Executive Officer, and by directors and executive officers as a group.
The address for each beneficial owner listed below is 7475 Lusk Blvd., San Diego, California 92121.

                                                    Shares Beneficially Owned
                                           -------------------------------------
                Name                           Number (1)(2)       Percent (3)
        ---------------------------------  -------------------  ----------------
          James C. Blair (4)                     262,900                *

          Herbert J. Conrad                       16,000                *

          Joseph C. Cook, Jr. (5)                100,000                *

          Cam L. Garner                           94,371                *

          David F. Hale                           18,000                *

          David S. Kabakoff                      115,424                *

          James W. Newman                        101,957                *

          Charles W. Prettyman                    17,657                *

          Gordon V. Ramseier                      50,000                *

          Charles G. Smith                        62,000                *

          Walter F. Spath                        107,098                *

          Directors and executive              1,026,304                2.2%
          officers as a group
          (13 persons)

----------------------

*Less than 1%
(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2) Share ownership in each case includes shares issuable upon exercise of outstanding options, now exercisable or exercisable within 60 days of January 31, 1998 to purchase shares of Common Stock for the following persons or group: Dr. Blair, 8,000; Mr. Conrad, 16,000; Mr. Cook, 38,000; Mr. Garner, 73,806; Mr. Hale, 18,000; Dr. Kabakoff, 113,356; Mr. Newman, 86,229; Mr. Prettyman, 17,657; Mr. Ramseier, 50,000; Dr. Smith, 62,000; Mr.
     Spath, 106,370; and directors and executive officers as a group, 677,095.
(3)  Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).
(4) Includes 240,000 shares of Common Stock which may be acquired upon the exercise of Series S Warrants, now exercisable or exercisable within 60 days, held by Domain Partners III, LP and DP Associates, LP. Dr. Blair is one of several general partners of (a) the sole general partner of Domain Partners III, LP and (b) the sole general partner of DP III Associates, LP. Dr. Blair disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein, and/or that are not actually distributed to him.
(5) Includes options, now exercisable or exercisable within 60 days, to purchase 10,000 shares of Common Stock held by Life Science Advisors. As a principal of Life Science Advisors, Mr. Cook may be deemed to be the indirect beneficial owner of shares held by Life Science Advisors. Mr. Cook disclaims beneficial ownership of any securities, and any proceeds thereof, that exceed his pecuniary interest therein, and/or that are not actually distributed to him.

                                  EXECUTIVE OFFICERS

     The Company's executive officers as of January 31, 1998 are:

     Name                     Age       Position Held With the Company
     ----                     ---       ------------------------------

     Julia Brown              50        Senior Vice President, Business
                                        Development

     Cam L. Garner            50        Chairman, President, Chief Executive
                                        Officer and director

     David S. Kabakoff        50        Executive Vice President and director

     James W. Newman          53        Senior Vice President, Finance and
                                        Administration, Chief Financial Officer
                                        and Assistant Secretary

     Charles W. Prettyman     52        Senior Vice President, Development and
                                        Regulatory Affairs

     Walter F. Spath          53        Senior Vice President, Sales and
                                        Marketing, and director

     Mitchell R. Woodbury     56        Senior Vice President, General Counsel
                                        and Secretary

     Messrs. Garner and Spath and Dr. Kabakoff are directors of the Company. See "Election of Directors" for a discussion of each individual's business experience.

     Julia Brown joined the Company in March 1995 as Vice President, Business Planning, became Vice President, Business Development in October 1995 and was named Senior Vice President in January 1997. Prior to joining the Company, Ms. Brown spent over 25 years with Lilly and certain subsidiaries dealing with pharmaceuticals, medical devices and diagnostics. From October 1992 to December 1994, she was general manager of IVAC Corporation's Vital Signs Division. From September 1986 to October 1992, Ms. Brown held several marketing positions with Hybritech, including Division Vice President of Marketing. Ms. Brown holds a B.S. in Microbiology from Louisiana Tech University.

     James W. Newman joined the Company in September 1991 as Vice President, Finance and Administration, and Chief Financial Officer and was named Senior Vice President in February 1996. Prior to joining the Company, Mr. Newman served as President of George Wimpey of Texas and previously as Vice President and Chief Financial Officer of George Wimpey, Inc., a land development and home-building company, from October 1987 to September 1991. Mr. Newman holds an MBA in Finance from Golden Gate University and a B.S. in Accounting from the University of Illinois. Mr. Newman has been a Certified Public Accountant in California since 1972.

     Charles W. Prettyman joined the Company in December 1991 as Vice President, Development and Regulatory Affairs and was named Senior Vice President in February 1996. Prior to joining the Company, Mr. Prettyman served as Vice President, Regulatory Affairs and Compliance at The Purdue Frederick Company, a privately-held pharmaceutical company, from August 1988 to November 1991. From January 1988 until August 1988, Mr. Prettyman served as Executive Director, Drug Regulatory Affairs, Central Nervous System Development at Ciba-Geigy Pharmaceuticals. From January 1977 until December 1987, Mr. Prettyman held various positions with the United States Food and Drug Administration, including Director, Program Management, Office of the Commissioner. Mr. Prettyman received an M.S. in Biological Science from George Washington University and a B.S. degree in Biology from Randolph Macon College.

     Mitchell R. Woodbury joined the Company in June 1994 as Vice President, General Counsel and Secretary and was named Senior Vice President in January 1997. Prior to joining the Company, Mr. Woodbury served as Vice President, General Counsel and Secretary at Advanced Tissue Sciences, Inc., a biomedical company. From October 1991 until June 1992, Mr. Woodbury served as Senior Vice President and General Counsel of Intermark, Inc., a publicly held operating/holding company. He was elected Vice President and Corporate Counsel of Intermark in 1980 and had served as Corporate Secretary since 1981. Mr. Woodbury received his J.D. from the University of San Diego School of Law and a B.A. in Business Administration from San Diego State University.

                     EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned by the Named Executive Officers for services rendered in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995.

                              SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                                                      Compensation
                                                 Annual Compensation                    Awards
                                      --------------------------------------------- ---------------

                                                                                        Number of
                                                                                      Securities         All Other
        Name and                                                  Other Annual        Underlying      Compensation
   Principal Position          Year     Salary (1)   Bonus (1)  Compensation (2)     Options/SARs         (3)(4)
   ------------------          ----     ----------   ---------  ----------------     ------------      ------------
Cam L. Garner                 1997      $396,519    $475,000        $   --               275,000(5)      $31,540
Chairman, President and       1996      $347,654    $610,000        $   --                20,000         $21,093
Chief Executive Officer       1995      $337,391    $175,000        $   --                25,000         $ 5,610

David S. Kabakoff (6)         1997      $266,019       (7)          $   --                60,000(5)      $10,406
Executive Vice President      1996      $171,635    $105,000        $   --               230,000         $ 3,466

Walter F. Spath               1997      $210,808    $140,000        $   --                90,000(5)      $12,687
Senior Vice President,        1996      $201,538    $190,000        $   --                  -0-          $ 7,006
Sales and Marketing           1995      $204,250    $ 40,000        $   --                15,000         $ 3,750


James W. Newman               1997      $200,769    $140,000        $   --               110,000(5)      $14,677
Senior Vice President,        1996      $190,039    $190,000        $   --                20,000         $11,378
Finance and Administration,   1995      $175,870    $ 40,000        $   --                15,000         $ 4,406
and Chief Financial Officer


Charles W. Prettyman          1997      $191,116       (7)          $   --                65,000(5)      $   -0-
Senior Vice President,        1996      $179,577    $190,000        $   --                20,000         $   -0-
Development and Regulatory    1995      $167,700    $ 45,000        $   --                 7,500         $   -0-
Affairs

-----------------------------

(1) Includes amounts deferred under the Company's 401(k) Profit Sharing Plan (the "401(k) Plan") pursuant to Section 401(k) of the Code and the Company's Deferred Compensation Plan (the "Deferred Comp. Plan").
(2) Perquisites and other personal benefits paid to the Named Executive Officers are less than the minimum reporting threshold of $50,000 or 10% of the total annual salary plus bonus for the Named Executive Officer, and such amounts paid, if any, are represented in the table by "--".
(3) Includes contributions made by the Company pursuant to the 401(k) Plan which were earned by the participants for the 1997, 1996 and 1995 fiscal years, respectively, and which were used to purchase shares of the Company's Common Stock as follows: Mr. Garner $6,650, $6,750, and $3,750; Dr. Kabakoff $6,650, $3,150, and $0; Mr. Spath $6,650, $6,750, and $3,750;
     and Mr. Newman $6,650, $6,750, and $3,750.
(4) Includes above-market interest earned by the participants on their Deferred Comp. Plan account for the 1997, 1996 and 1995 fiscal years, respectively, as follows: Mr. Garner $24,890, $14,343 and $1,860; Dr. Kabakoff $3,756,
     $316 and $0; Mr. Spath $6,037, $256 and $0; and Mr. Newman $8,027, $4,628
     and $656.

(5) Includes the following option as to each individual which was originally granted in December 1996 and which was cancelled and regranted in April 1997, as follows: Mr. Garner, 150,000 shares; Dr. Kabakoff, 20,000 shares; Mr. Spath, 40,000 shares; Mr. Newman, 40,000 shares, and Mr. Prettyman, 35,000 shares. See "Executive Compensation and Other Information -- Ten Year Information Regarding Repricing, Cancellation and Regrant of Options."
(6)  Dr. Kabakoff joined the Company in May 1996.
(7) Bonuses were paid in November 1997 by Spiros Corp., a separate company, to Dr. Kabakoff and Mr. Prettyman in the amounts of $150,000 and $140,000, respectively. Dura exercised its purchase option to acquire all of the callable common stock of Spiros Corp. in December 1997.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options under the Company's Option Plan to the Named Executive Officers. No stock appreciation rights ("SARs") were granted under the Option Plan to the Named Executive Officers in fiscal year ended December 31, 1997.


                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          Individual Grants
--------------------------------------------------------------------------------------------------
                                                                                                        Potential Realizable
                            Number of          Percent of                                                 Value at Assumed
                           Securities            Total                                                 Annual Rates of Stock
                           Underlying         Options/SARs                                             Price Appreciation for
                            Options/           Granted to          Exercise or                              Option Term
                              SARs            Employees in         Base Price       Expiration      ---------------------------
        Name               Granted (1)       Fiscal Year (2)      ($/Share) (3)      Date (4)         5% (5)           10% (5)
----------------------  -----------------  -------------------  -----------------  --------------  -----------------------------
Cam L. Garner               150,000(6)            8.34%              $25.00          4-25-07        $2,358,355       $5,976,534
                            125,000               6.95%              $44.88         12-19-07        $3,527,706       $8,939,899

David S. Kabakoff            20,000(6)            1.11%              $25.00          4-25-07        $  314,447       $  796,871
                             40,000               2.22%              $44.88         12-19-07        $1,128,866       $2,860,768

Walter F. Spath              40,000(6)            2.22%              $25.00          4-25-07        $  628,895       $1,593,742
                             50,000               2.78%              $44.88         12-19-07        $1,411,082       $3,575,960

James W. Newman              40,000(6)            2.22%              $25.00          4-25-07        $  628,895       $1,593,742
                             70,000               3.89%              $44.88         12-19-07        $1,975,515       $5,006,344

Charles W. Prettyman         35,000(6)            1.94%              $25.00          4-25-07        $  550,283       $1,394,525
                             30,000               1.66%              $44.88         12-19-07        $  846,649       $2,145,576

--------------------

(1) Each option becomes exercisable ratably over a four-year period. The Option Plan provides for acceleration of outstanding options in the event of certain corporate transactions, including a merger, sale, or change of control.
(2) The Company granted options to acquire 1,797,950 shares of Common Stock to the Company's directors, officers and employees in 1997, of which options to acquire 771,725 shares of Common Stock were granted pursuant to the option cancellation/regrant program discussed in "Executive Compensation and Other Information -- Ten-Year Information Regarding Repricing, Cancellation and Regrant of Options" and "Board Compensation Committee Report on Executive Compensation -- Compensation Committee Report on 1997 Cancellation and Regrant of Options."
(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board of Directors.
(4) Each option has a term of ten years from the date of grant. Options which expire 4-25-07 were granted 4-25-97 and options which expire 12-19-07 were granted 12-19-97.
(5) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.
(6) Options granted in 1996 which were cancelled and regranted in 1997 pursuant to the option cancellation/regrant program discussed in "Executive Compensation and Other Information -- Ten-Year Information Regarding Repricing, Cancellation and Regrant of Options" and "Board Compensation Committee Report on Executive Compensation -- Compensation Committee Report on 1997 Cancellation and Regrant of Options."

OPTION EXERCISES AND HOLDINGS

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options pursuant to the Option Plan during the fiscal year ended December 31, 1997 and unexercised options held as of the end of the fiscal year.


              AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                     Number of Securities            Value of Unexercised
                                                                    Underlying Unexercised               in-the-Money
                                 Shares                                Options/SARs at                  Options/SARs at
                                Acquired                              December 31, 1997              December 31, 1997 (1)
                                  Upon               Value      -------------------------------  --------------------------------
        Name                    Exercise           Realized       Exercisable    Unexercisable    Exercisable    Unexercisable
        ----                    --------           --------       -----------    -------------    -----------    -------------
Cam L. Garner                    118,460          $4,245,429          8,297         365,643       $  331,007       $6,461,912

David S. Kabakoff                   0                  0             87,996         202,004       $1,429,495       $2,764,354

Walter F. Spath                   50,000          $2,061,250         89,088         115,912       $3,513,179       $1,769,445

James W. Newman                   46,700          $1,930,893         50,909         161,991       $2,121,130       $2,681,108

Charles W. Prettyman              29,442          $  956,330          2,504          91,824       $   83,783       $1,634,892

-------------------------------

(1) Value is defined as market price of the Company's Common Stock at fiscal year end less exercise price. The market price of the Company's Common Stock at December 31, 1997 was $45.88.


DIRECTOR COMPENSATION

     The Company does not presently pay fees to its directors, other than reimbursement for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each non-employee director is entitled to receive options under the Option Plan in connection with his service on the Board of Directors. Each person who is newly elected or appointed as a non-employee director after the effective date of the Option Plan will receive, on the date of such election or appointment, a non-qualified option for 30,000 shares of Common Stock. On the date of each of the Company's Annual Meetings, each person who (i) (A) is a continuing non-employee director or (B) is re-elected at the Annual Meeting and (ii) has served as a non-employee director for the immediately preceding 180 days, will receive a non-qualified stock option for 8,000 shares of Common Stock (collectively, the "Automatic Grant"). The exercise price for the options is the fair market value of the Common Stock on the date of grant and each option has a term of 10 years. Automatic Grants are granted in tandem with limited stock appreciation rights which become effective in the event of a Hostile Takeover.

     The Company entered into a one-year Consulting Agreement with Mr. Conrad in April 1995, pursuant to which Mr. Conrad provided certain consulting services to the Company related to marketing and licensing strategies, and for which Mr. Conrad received compensation of $1,000 per month, plus reimbursement of out-of-pocket expenses. Such agreement has been extended for subsequent one-year terms and currently expires March 31, 1999.

     The Company engaged Life Science Advisors, of which Mr. Cook is a principal, in May 1995 to provide certain strategic consulting services on a limited basis, for which it received compensation during the 1997 fiscal year of $27,860, plus reimbursement of out-of-pocket expenses.

TEN-YEAR INFORMATION REGARDING REPRICING, CANCELLATION AND REGRANT OF OPTIONS

     As discussed in "Board Compensation Committee Report on Executive Compensation -- Compensation Committee Report on 1997 Cancellation and Regrant of Options," the Company implemented an option cancellation/regrant program for executive officers and all other employees holding stock options granted during the period from August 22, 1996 through April 25, 1997. The cancellation/regrant was effected April 25, 1997 and each option held by those individuals granted during the period from August 22, 1996 through April 25, 1997, at such individual's election, was cancelled in exchange for a new option for the same number of shares with an exercise price of $25.00 per share, the fair market value of the Common Stock on April 25, 1997. Vesting on the underlying option was forfeited and the replacement option vests over a new 4-year period commencing April 25, 1997 and remains valid for a 10-year term.

     The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation of each employee and play a substantial role in the Company's ability to retain the services of the individuals essential to the Company's long-term financial success. Prior to implementation of the program, the market price of the Common Stock had fallen and did not necessarily reflect the progress made by the Company in financing operations, product acquisitions, research and development programs and collaborative programs. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired unless value was restored in the form of regranted options for the Common Stock at the then current market price.

     The following table sets forth information with respect to each executive officer of the Company who held an option which was subject to an option repricing program during the last ten fiscal years ended December 31, 1997. The table details his or her participation in the option cancellation/regrant program which was effected April 25, 1997.


                        TEN-YEAR OPTION/SAR REPRICINGS
                                     1997


                                                                                                                       Length of
                                             Number of                                                                 Original
                                             Securities                                                               Option Term
                                             Underlying      Market Price of     Exercise Price                      Remaining at
                                            Options/SARs     Stock at Time of      at Time of            New            Date of
                                            Repriced or        Repricing or       Repricing or         Exercise      Repricing or
             Name                Date       Amended (#)       Amendment ($)       Amendment ($)       Price ($)        Amendment
             ----                ----       ------------      -------------       -------------       ---------        ---------
 Julia Brown                    4-25-97        40,000             $25.00             $37.63             $25.00        9 1/2 years
 Senior Vice President,
 Business Development

 Cam L. Garner                  4-25-97       150,000             $25.00             $37.63             $25.00        9 1/2 years
 Chairman, President &
 Chief Executive Officer

 David S. Kabakoff              4-25-97        20,000             $25.00             $37.63             $25.00        9 1/2 years
 Executive Vice President

 James W. Newman                4-25-97        40,000             $25.00             $37.63             $25.00        9 1/2 years
 Senior Vice President,
 Finance and Administration,
 and Chief Financial Officer

 Charles W. Prettyman           4-25-97        35,000             $25.00             $37.63             $25.00        9 1/2 years
 Senior Vice President,
 Development and
 Regulatory Affairs

 Walter F. Spath                4-25-97        40,000             $25.00             $37.63             $25.00        9 1/2 years
 Senior Vice President,
 Sales and Marketing

 Mitchell R. Woodbury           4-25-97        30,000             $25.00             $37.63             $25.00        9 1/2 years
 Senior Vice President,
 General Counsel &
 Corporate Secretary

     An aggregate of 355,000 options originally granted December 6, 1996 under the Option Plan to the executive officers were cancelled and regranted under the April 25, 1997 cancellation/regrant program. The option cancellation/regrant program was conducted in accordance with the terms and conditions of the Option Plan.

     See "Board Compensation Committee Report on Executive Compensation -- Compensation Committee Report on 1997 Cancellation and Regrant of Options" for a further discussion regarding stock options which were cancelled and regranted during the 1997 fiscal year.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     In May 1990, the Company entered into an employment agreement with Mr. Garner pursuant to which he was employed as President and Chief Executive Officer. The current employment term ends May 31, 1998, and will automatically renew for successive one-year periods, unless either Mr. Garner or the Company elect otherwise. The agreement allows for termination of employment upon Mr. Garner's death or disability and for cause or without cause upon 60 days' written notice. During the employment term, Mr. Garner will receive an annual base salary (currently $395,000) subject to increase by the Company's Board of Directors annually, with a minimum increase of at least 5%.

     In the event of termination of employment by the Company without cause, the Company is obligated to pay Mr. Garner six months' base salary. Mr. Garner is entitled to nine months' base salary if there has been a change of control of the Company and he is terminated without cause, or following: (i) a change in position with the Company that materially reduces Mr. Garner's level of responsibility; (ii) a 10% or more reduction of Mr. Garner's compensation; or
(iii) a change in Mr. Garner's place of employment to more than 20 miles from the Company's current facility in San Diego, California, unless Mr. Garner otherwise agrees in writing.

     In May 1996, Dr. Kabakoff entered into an employment agreement with the Company upon substantially the same terms and conditions as described above for Mr. Garner, with an initial term expiring April 30, 1998. Dr. Kabakoff's current annual base salary is $265,000 and is subject to annual review and increase at the sole discretion of the Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In fiscal 1997, Dr. Blair and Messrs. Conrad and Hale served as the members of the Company's Compensation Committee. The Company has no insider relationships reportable pursuant to this item.



     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH INCLUDED HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        GENERAL COMPENSATION POLICY. The fundamental policy of the Company is to offer the executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is our objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry,
     (ii) annual variable performance awards payable in cash and tied to the achievement of financial and individual performance goals established by management and approved by the Board of Directors, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, it is our intent to have a greater portion of his or her total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

        FACTORS. Several of the more important factors which we considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. Additional factors were also taken into account, and we may in our discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years; all compensation decisions will be designed to further the general compensation policy indicated above.

     - BASE SALARY. The base salary for each officer is set on the basis of personal performance and the salary levels in effect for comparable positions at similarly situated biopharmaceutical and biomedical companies headquartered in the same geographical region as the Company. This group of companies is believed to be more relevant for establishing compensation, and is therefore not the same as the "peer group" of companies referred to in the Performance Graph included in this Proxy Statement which displays comparative total stockholder returns. As a general rule, we focus on the mid-range of compensation for comparable positions at such similarly situated companies in establishing base salary amounts for the Company's executive officers. See "Executive Compensation and Other Information -- Employment Contracts and Change of Control Arrangements" regarding the employment agreement in effect between the Company and Dr. Kabakoff.

     - ANNUAL INCENTIVE COMPENSATION. Annual bonuses may be earned by each executive officer on the basis of the Company's and each officer's achievement of corporate and individual performance targets, respectively, which we establish at the beginning of the fiscal year. We do not assign a defined weight to each component of the incentive compensation opportunity. For fiscal year 1997, the corporate performance targets were primarily focused on growth in earnings per share, with the belief that an increase in the Company's earnings per share is a prime factor in positively affecting the market price of the Company's stock. Accordingly, this element of executive compensation is earned on the basis of the Company's success in achieving the earnings per share growth targets. There is no fixed percentage of base salary utilized in calculating or setting annual incentive compensation targets.

     - LONG-TERM INCENTIVE COMPENSATION. On December 19, 1997, the grants of stock options to certain of the Company's executive officers were approved under the Option Plan. The grants are designed to consistently align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant was based on the officer's level of responsibilities, relative position in, and length of service with, the Company. Each grant allows the officer to acquire shares of Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Accordingly, the option will provide a return to the executive officer only if the market price of the Common Stock appreciates over the option term.

         CEO COMPENSATION. In setting the compensation payable to the Company's Chief Executive Officer, Mr. Garner, the Compensation Committee has sought to be competitive with other similarly situated companies in the industry as referred to above, while at the same time tying a significant percentage of such compensation to Company performance.

         Mr. Garner's 1997 base salary was established based on our evaluation of his personal performance and the objective of the Compensation Committee to have his base salary keep pace with salaries being paid to similarly situated chief executive officers. Over the last two fiscal years of Mr. Garner's tenure as Chief Executive Officer, the Company has experienced an annual compounded growth rate in revenue of 88%. While this factor has been taken into account in the determination of Mr. Garner's base salary for 1997, it may not be applied to the same extent in future years in setting base salary. See "Executive Compensation and Other Information -- Employment Contracts and Change of Control Arrangements" regarding the employment agreement in effect between the Company and Mr. Garner.

         The remaining components of Mr. Garner's 1997 fiscal year compensation were entirely dependent upon the Company's financial performance and provided no dollar guarantees. The cash bonus paid to him for the 1997 fiscal year was based on the Company's attainment of the earnings growth targets which we established as his individual bonus plan for the year.
     The option grant made to him during the 1997 fiscal year was based on his performance during the year and was intended to place a significant portion of his total compensation for the year at risk, since the options will have no value unless there is appreciation in the value of the Common Stock over the option term. The amount of his 1997 stock option grant, 125,000 shares (excluding the 1996 option which was cancelled and regranted in 1997), was determined in light of the Company's record performance in 1997, including growth of 74% in revenues, profit for each of the quarters during the year, culminating in growth in earnings per share which represented a 65% increase over the prior year (excluding non-recurring charges principally related to the exercise of the Spiros Development Corporation purchase option and the cash contribution to Spiros

     Development Corporation II, Inc.) As indicated, it is our objective to have an increasing percentage of Mr. Garner's total compensation each year tied to the attainment of performance targets and stock price appreciation on his option shares. In establishing bonus amounts, if any, paid to Mr. Garner in future years, we may consider a variety of Company performance factors which will include, but not be limited to, financial performance.

         COMPENSATION COMMITTEE REPORT ON 1997 CANCELLATION AND REGRANT OF OPTIONS. During the 1997 fiscal year, the Compensation Committee determined that factors affecting the stock price of the Company made it necessary for the Company to implement a program to cancel and regrant certain options to purchase Common Stock held by the Company's executive officers and certain other employees. A cancellation/regrant program was implemented, whereby certain outstanding options were cancelled and new options for the same number of shares were granted with a lower exercise price per share equal to the fair market price of the Common Stock on the regrant date.

         The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation of each employee and play a substantial role in the Company's ability to retain the services of the individuals essential to the Company's long-term financial success. Prior to implementation of the program, the market price of the Common Stock had fallen and did not necessarily reflect the progress made by the Company in financing operations, product acquisitions, research and development programs and collaborative programs. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired unless value was restored in the form of regranted options for the Common Stock at the then current market price.

         Accordingly, on April 25, 1997, the Compensation Committee approved the cancellation and regrant of all outstanding options granted during the period from August 22, 1996 through April 25, 1997 held by current employees. Each optionee holding such an option had the opportunity to
     (i) elect to retain the old option or (ii) accept a new option with an exercise price of $25.00 per share, the fair market price of the Common Stock on that date, and to cancel the older, higher-priced option. Each regranted option covered the same number of shares subject to the higher-priced option at the time of cancellation and vesting on the higher-priced option was forfeited. The replacement option vests over a new four-year period.

         The Compensation Committee believes the regranted options and new vesting schedule strike an appropriate balance between the interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the executive officers and key employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they remain in the Company's employ and contribute to the Company's and its investors' financial success.

         We conclude our report with the acknowledgment that no member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                      COMPENSATION COMMITTEE


                                              JAMES C. BLAIR
                                           HERBERT J. CONRAD
                                               DAVID F. HALE

PERFORMANCE GRAPH

     The following graph compares total stockholder returns since the Company became a reporting company under the Exchange Act, to the Standard & Poor's 500 Index (the "S&P 500") and to a peer group comprised of the Pharmaceutical Companies in the S&P 500. The graph is constructed on the assumption that $100 was invested on February 7, 1992 in each (a) the Company's Common Stock, (b) the S&P 500, and (c) the Pharmaceutical Companies in the S&P 500, and that all dividends were reinvested, although dividends have not been declared on the Company's Common Stock. The Pharmaceutical Companies in the S&P 500 consist of the following pharmaceutical companies: Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Schering-Plough Corp. and Upjohn Co. The stockholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future stockholder returns.


             Dura            S & P 500       S & P Pharmaceutical Companies
    2/7/92            100             100             100
   3/31/92    67.34693878     98.19990756     93.34993453
   6/30/92    51.02040816     99.28239558     87.16976053
   9/30/92    57.14285714      101.632246     84.47583852
  12/31/92    59.18367347     105.9889562     84.12953831
   3/31/93    40.81632653     109.8713177     69.91532164
   6/30/93    44.89795918     109.5940062     72.56641500
   9/30/93    46.93877551     111.6373544     65.87046169
  12/31/93    59.18367347     113.4666375     74.43925062
   3/31/94    71.42857143     108.4361089     61.66958309
   6/30/94    85.71428571     108.0712253     68.15506418
   9/30/94     91.2244898     112.5519959     76.83581943
  12/31/94    118.3673469     111.7200613     83.60825247
   3/31/95    121.4285714     121.8005789      93.5451108
   6/30/95    153.5510204     132.5135615     102.8566709
   9/30/95    242.8571429     142.1610839     119.1058602
  12/31/95    283.6734694     149.8285047     137.3055885
   3/31/96    405.1428571     157.0215768     143.2593825
   6/30/96    457.1428571     163.1345934     148.2789002
   9/30/96    569.3877551     167.1920991     152.4883445
  12/31/96    779.5918367      180.189253     175.2670672
   3/31/97    583.6734694     184.1737819     187.2688783
   6/30/97    651.1020408     215.3153811     228.0441992
   9/30/97    712.3265306     230.4312924      232.814087
  12/31/97    749.0612245     236.0626627     264.3800247



                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     See "Executive Compensation and Other Information -- Employment Contracts and Change of Control Arrangements" for a discussion of the employment agreements between the Company and each Mr. Garner and Dr. Kabakoff.


     Officers and directors of the Company are indemnified pursuant to certain provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws to the fullest extent permitted under Delaware law, in addition to Indemnification Agreements in effect between the Company and its officers and directors.

CERTAIN BUSINESS RELATIONSHIPS

     Dr. Kabakoff was President and Chief Executive Officer and a director, and Mr. Garner also served as a director, of Spiros Corp. during 1997, prior to the Company's exercise of its purchase option to acquire all of the callable common stock of Spiros Corp. in December 1997. Pursuant to certain license, development and management agreements then in effect, Spiros Corp. engaged the Company to develop certain compounds to which Spiros Corp. had certain rights, for delivery through Spiros-Registered Trademark-, the Company's proprietary dry powder pulmonary drug delivery system. During 1997, the Company recorded contract revenues from Spiros Corp. of $19,277,000. Dr. Kabakoff currently serves as a director, Chairman, President and Chief Executive Officer, and Mr. Garner also serves as a director, of Spiros Corp. II, a separate, newly-formed company which has engaged the Company through various agreements to further develop certain products to which Spiros Corp. II has rights, for use with the Spiros-Registered Trademark- system. The Company has an option to purchase all of the callable common stock of Spiros Corp. II. During 1997, the Company recorded contract revenues from Spiros Corp. II of $6,626,000.


               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the Nasdaq National Market. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the Company believes that, during the 1997 fiscal year, its officers, directors and greater than 10% beneficial owners complied with all applicable
Section 16(a) filing requirements.



                                      FORM 10-K

     THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS, DURA PHARMACEUTICALS, INC., 7475 LUSK BLVD., SAN DIEGO, CALIFORNIA 92121.


                                STOCKHOLDER PROPOSALS

     Under the present rules of the SEC, the deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders is expected to be January 21, 1999 (120 days prior to May 21, 1999). Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC and the Bylaws of the Company.


                                    OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in the interests of the Company in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.


                              By Order of the Board of Directors


                              /s/ Mitchell R. Woodbury

Dated:  April 16, 1998        MITCHELL R. WOODBURY
                              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND
                              SECRETARY

                                       PROXY

                             DURA PHARMACEUTICALS, INC.

                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James W. Newman and Mitchell R. Woodbury, jointly and severally, as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all of the shares of Common Stock of Dura Pharmaceuticals, Inc. standing in the name of the undersigned, as designated on the other side, with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 21, 1998, or any postponements or adjournments thereof, and to vote in his or her discretion on such other business as may properly come before the Meeting and any adjournments thereof.

         (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



                           * FOLD AND DETACH HERE *



                                       [LOGO]

                                                         Please mark     /X/
                                                         your votes as
                                                         indicated in
                                                         this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 and 4.

                                                                  WITHHELD
                                                        FOR       FOR ALL
ITEM 1-ELECTION OF DIRECTORS
       Nominees:                                        / /         / /
       James C. Blair
       Joseph C. Cook, Jr.
       Cam L. Garner
       David F. Hale
       David S. Kabakoff




WITHHELD FOR: (write that nominee's name in the space provided below).

---------------------------------------------



                                                        FOR   AGAINST   ABSTAIN
ITEM 2 - APPROVAL OF                                    / /     / /       / /
AMENDMENT TO CERTIFICATE OF INCORPORATION

ITEM 3 - APPROVAL OF AMENDMENT                          / /     / /       / /
TO 1992 STOCK OPTION PLAN

ITEM 4 - RATIFICATION                                   / /     / /       / /
OF DELOITTE & TOUCHE LLP AS INDEPENDENT  ACCOUNTANTS

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED BY THE PROXY-HOLDER AT HIS DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY
ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS, JUST SIGN BELOW, NO BOXES NEED TO BE CHECKED.


Signature                    Signature                    Date
          ----------------            ---------------         --------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                           * FOLD AND DETACH HERE *